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                                                                  Exhibit 21

                            PRIMIX SOLUTIONS INC.
                            LIST OF SUBSIDIARIES

The following is a list of all subsidiaries of Primix Solutions Inc., their jurisdiction of incorporation, and the names under which they do business:


                                                            NAME(S) UNDER WHICH
SUBSIDIARY             JURISDICTION OF INCORPORATION        SUBSIDIARY DOES BUSINESS
Advis, Inc.            Delaware                             Advis, Inc.

OneWave Securities     Massachusetts                        OneWave Securities
Corporation                                                 Corporation

21ST.DK A/S            Denmark                              21ST.DK A/S

Primix Sweden AB       Sweden                               Primix Sweden AB
(f/k/a Primant AB)